Exhibit 99.1

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE:

RYERSON ANNOUNCES PROPOSED OFFERING OF

SENIOR DISCOUNT NOTES IN A RULE 144A OFFERING

Chicago, IL — January 21, 2010 — Ryerson Inc. announced today that, subject to market and other conditions, Ryerson Holding Corporation, which is a holding company and the sole stockholder of Ryerson Inc., intends to offer Senior Discount Notes due 2015 generating gross proceeds of approximately $200.0 million. The notes will be secured by a first-priority security interest in the capital stock of Ryerson Inc. and will not be guaranteed by any of Ryerson Holding Corporation’s subsidiaries. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933, as amended. The offering is expected to close this month subject to customary closing conditions.

Ryerson Holding Corporation expects to use the net proceeds from the offering to pay a cash dividend to its stockholders and to pay fees in connection with the offering and related expenses.

The securities will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Ryerson Inc.

Ryerson Inc. is a leading North American processor and distributor of metals, with operations in the United States and Canada, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.